Exhibit 99.1

Maze Therapeutics Reports Second Quarter 2026 Financial Results and Recent Highlights

Enrollment in Phase 2 HORIZON trial of MZE829 on track; data from all cohorts expected in late 2026 or early 2027

Phase 2 CIPheR trial of MZE782 in PKU initiated and enrollment ongoing; topline data expected in 2027

Phase 2 trial of MZE782 in CKD on track for H1 2027 initiation

Strong balance sheet with $495 million in cash, cash equivalents and marketable securities supports expected runway into 2029

SOUTH SAN FRANCISCO, Calif., August 11, 2026 (GLOBE NEWSWIRE) – Maze Therapeutics, Inc. (Nasdaq: MAZE), a clinical-stage biopharmaceutical company developing small molecule precision medicines for patients with kidney and metabolic diseases, today reported financial results for the second quarter ended June 30, 2026, highlighting recent progress and business updates.

“The second quarter was marked by continued operational excellence by our team, with the Phase 2 CIPheR trial of MZE782 in PKU now underway with initial topline data expected in 2027, and continued strong enrollment in the Phase 2 HORIZON trial of MZE829 across three cohorts with additional data on track for 10-15 patients per cohort in late 2026 or early 2027,” said Jason Coloma, Ph.D., chief executive officer of Maze. “Looking ahead, we continue to prepare for the pivotal trial of MZE829. We are also advancing MZE782 toward a Phase 2 trial in CKD, which we expect to initiate in the first half of next year. With a strong balance sheet and expected cash runway into 2029, we are well positioned to execute against the clinical milestones in our pipeline.”

Program Progress and Anticipated Milestones

MZE829 for APOL1-Mediated Kidney Disease (AMKD)

MZE829 is an oral, small molecule, dual-mechanism APOL1 inhibitor that Maze is advancing as a potential treatment for patients with AMKD, a subset of chronic kidney disease (CKD) estimated to affect over one million people in the United States alone.

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In March 2026, Maze announced positive topline data from the Phase 2 HORIZON trial evaluating MZE829 in patients with broad AMKD, representing the first-ever clinical proof-of-concept data in this genetically-defined, broad AMKD population, and demonstrating encouraging early data, including a clinically meaningful reduction in proteinuria in broad AMKD patients. Maze continues to enroll the HORIZON trial, and expects to announce updated data in late 2026 or early 2027 on three 10-15 patient cohorts: AMKD without diabetes, AMKD with diabetes and AMKD with severe focal segmental glomerulosclerosis (FSGS).
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Based on the topline results from HORIZON, Maze plans to initiate a pivotal trial in the first half of 2027, subject to regulatory feedback.

MZE782 for Phenylketonuria (PKU) and CKD

MZE782 is an oral, small molecule targeting the solute transporter SLC6A19, with potential to be a best-in-class therapy for patients with PKU, an inherited metabolic disorder, and a first-in-class treatment for the estimated five million U.S. patients with CKD who inadequately respond to currently available CKD therapies.

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In line with previous guidance, Maze initiated the Phase 2 CIPheR proof-of-concept trial of MZE782 evaluating plasma phenylalanine (Phe) reduction in PKU and continues to enroll patients. Topline data from the trial is expected in 2027.
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Maze plans to initiate a Phase 2 proof-of-concept trial of MZE782 evaluating proteinuria reduction in CKD in the first half of 2027.

Recent Corporate Highlights

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In April 2026, Maze completed a registered offering of its common stock and pre-funded warrants for gross proceeds of approximately $150 million, before deducting underwriting discounts and commissions and other offering expenses payable by Maze.

Second Quarter 2026 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $494.9 million as of June 30, 2026, compared to $360.0 million as of December 31, 2025. Maze expects that its current cash, cash equivalents and marketable securities will fund operations into 2029 based on its current business plan.

License Revenue: No license revenue and $20.0 million in license revenue was recognized for the three and six months ended June 30, 2026, respectively, and no license revenue was recognized for the same periods in 2025. License revenue recognized in 2026 reflects the achievement of a milestone in the first quarter of 2026 pursuant to the exclusive license agreement with Shionogi & Co., Ltd. for the rights to MZE001, an investigational oral glycogen synthase 1 (GYS1) inhibitor that aims to address Pompe disease by limiting disease-causing glycogen buildup.

Research & Development (R&D) Expenses: R&D expenses for the three and six months ended June 30, 2026 were $34.9 million and $69.1 million, respectively, and $28.1 million and $55.7 million for the same periods in 2025. The increase primarily reflects higher expenses related to the progression of our clinical development of the MZE829 program and higher personnel-related costs, including non-cash stock-based compensation expense.

General & Administrative (G&A) Expenses: G&A expenses for the three and six months ended June 30, 2026 were $13.1 million and $25.5 million, respectively, and $8.4 million and $16.2 million for the same periods in 2025. The increase primarily reflects higher personnel-related expenses, including non-cash stock-based compensation expense, and costs for professional services.

Net Loss: Net loss for the three and six months ended June 30, 2026 was $44.7 million, or $0.76 per share, and $68.9 million, or $1.22 per share, respectively, compared to net loss of $33.7 million, or $0.77 per share, and $66.5 million, or $1.83 per share, for the same periods in 2025.

About Maze Therapeutics

Maze Therapeutics is a clinical-stage biopharmaceutical company harnessing the power of human genetics to develop novel small molecule precision medicines for patients with kidney and metabolic diseases. Guided by its Compass™ platform, Maze pursues genetically validated targets by integrating variant discovery and functionalization to discover and advance small molecule programs with first- or best-in-class potential. Maze’s pipeline is led by MZE829, a dual-mechanism APOL1 inhibitor in Phase 2 development for APOL1-mediated kidney disease (AMKD), and MZE782, a SLC6A19 inhibitor in Phase 2 development with the potential to treat both phenylketonuria (PKU) and chronic kidney disease (CKD). Maze is headquartered in South San Francisco. For more information, please visit mazetx.com, or follow Maze on LinkedIn and X.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the company’s future plans and prospects, any expectations regarding the safety or efficacy of MZE829, MZE782 and other candidates under development, the ability of MZE829 to treat AMKD or other indications, the ability of MZE782 to treat PKU, CKD or other indications, the planned timing of the company’s clinical trials, data results and further development of MZE829, MZE782 and other therapeutic candidates, and the company’s expected cash runway. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “predict” and similar expressions and their variants, as they relate to the company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the company believes the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the company’s forward-looking statements due to a variety of factors, including risks and uncertainties related to the company’s ability to advance MZE829, MZE782 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the company’s therapeutic candidates, the timing and results of preclinical studies and clinical trials, the company’s ability to fund development activities and achieve development goals, its ability to protect its intellectual property, general business and economic conditions, and risks related to the impact on its business of macroeconomic conditions, including inflation, volatile interest rates, tariffs, instability in the global banking sector, and public health crises. Further information on potential risk factors that could affect the company’s business and its financial results are detailed under the heading “Risk Factors” included in the documents the company files from time to time with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

IR/Corporate Contact:

Argot Partners

maze@argotpartners.com

Media Contact:

Amanda Lazaro, 1AB Media

amanda@1ABMedia.com

Maze Therapeutics, Inc.

Select Condensed Financial Information

(in thousands, except share and per share amounts)

(unaudited)

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
License revenue	$—	$—	$20,000	$—

Operating expenses:
Research and development	34,940	28,108	69,088	55,688
General and administrative	13,095	8,366	25,500	16,187
Total operating expenses	48,035	36,474	94,588	71,875
Loss from operations	(48,035)	(36,474)	(74,588)	(71,875)
Other income (expense):
Interest and other income, net	4,239	2,795	7,450	5,410
Interest expense	(931)	—	(1,797)	—
Total other income, net	3,308	2,795	5,653	5,410
Net loss	$(44,727)	$(33,679)	$(68,935)	$(66,465)
Net loss per share, basic and diluted	$(0.76)	$(0.77)	$(1.22)	$(1.83)
Weighted-average shares of common stock outstanding used to compute net loss per share, basic and diluted	58,995,934	43,797,421	56,460,660	36,254,828

Condensed Balance Sheet Data

	June 30,	December 31,
	2026	2025
Cash, cash equivalents and marketable securities	$494,908	$360,031
Total assets	$531,625	$397,127
Total liabilities	$78,501	$42,161
Total stockholders’ equity	$453,124	$354,966